News Release

For Further Information

Media Relations: Brian Levinson, (816) 854-4558, brian.levinson@hrblock.com

Investor Relations: Scott Dudley, (816) 854-4505, scott.dudley@hrblock.com

BLOCK FINANCIAL CHANGES TO MORE STABLE SOURCE OF FUNDS

FOR IMMEDIATE RELEASE, Aug. 22, 2007

KANSAS CITY, Mo. — Block Financial Corporation (“BFC”), a wholly-owned subsidiary of H&R Block, Inc. (NYSE:HRB), has used its committed working capital lines of credit to provide a more stable source of funds to supports its short-term needs.

The company took this action because recent market conditions have negatively impacted the availability and term of commercial paper for A2/P2 borrowers.

The lines of credit were accessed through two separate draws of $200 million and $850 million. The first draw of $200 million was made on Aug. 16, and was repaid with proceeds from the second draw of $850 million on Aug. 20.

“In recent weeks, the credit markets have become increasingly constrained and unstable,” said William L. Trubeck, executive vice president and chief financial officer. “As a result, we have decided to substitute this more stable source of funds to support our short-term needs.”

The company expects to continue to use these working capital lines until the commercial paper stability and market pricing return to normal levels.

As was disclosed in its recent 10-K, H&R Block has $2 billion available to it in committed, usable, revolving working capital facilities that mature in 2010. The $2 billion exceeds the company's current short-term and expected future borrowing needs.

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, accounting, and related financial products and services. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries reported revenues of $4.0 billion and net income from continuing operations of $374.3 million in fiscal year 2007.  The company has continuing operations in three principal business segments: Tax

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H&R Block Accesses More Stable Source of Funds/page 2

Services (income tax return preparation and related services and products via in-office, online and software solutions); Business Services (accounting, tax and business consulting services primarily for midsized companies); and Consumer Financial Services (tax-related banking services along with brokerage services, investment planning and related financial advice). Headquartered in Kansas City, Mo., H&R Block markets its continuing services and products under two leading brands – H&R Block and RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

Forward Looking Statements

This release may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the current expectations of the company and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the company’s pending sale of Option One Mortgage Corp.; competitive factors; regulatory capital requirements; uncertainties pertaining to the commercial paper market; litigation; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the company’s 2007 annual report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.

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